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                                                                       EXHIBIT 1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             REYNOLDS AMERICAN INC.


                                 ARTICLE FIRST

         The name of the corporation is Reynolds American Inc. (the "Corporation").

                                 ARTICLE SECOND

         The address of the registered office of the Corporation in the State of North Carolina is 401 North Main Street, Winston-Salem, Forsyth County, North Carolina 27102-2990. The person who is the registered agent at such address is Charles A. Blixt, Esq., General Counsel.

                                 ARTICLE THIRD

         The name and address of the incorporator is Scott J. Reiners, Jones Day, 222 East 41st Street, New York, NY 10017.

                                 ARTICLE FOURTH

         The address of the Corporation's principal office is 401 North Main Street, Winston-Salem, Forsyth County, North Carolina 27102-2990.

                                 ARTICLE FIFTH

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the North Carolina Business Corporation Act ("NCBCA") as the same exists or may hereafter be amended; provided, however, that the Corporation shall not engage, directly or indirectly, in any act or activity that it or its subsidiaries would be prohibited to engage in pursuant to the terms of any covenant then running to British American Tobacco p.l.c. ("PLC") or its affiliates or agreement with PLC or its affiliates regarding non-competition by which the Corporation or any of its subsidiaries is bound as in effect as of July 30, 2004 unless such act or activity is approved by PLC, which approval may be given before or after the occurrence of such act or activity. If any such covenant or agreement is held to be unenforceable in whole or in part by a court of competent jurisdiction, it is nevertheless the intent of the Corporation that the corporate purpose under this ARTICLE

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FIFTH would exclude taking the actions covered by such covenant or agreement
(without operating as a legal restriction on the Corporation).

                                 ARTICLE SIXTH

         The total number of shares of capital stock that the Corporation is authorized to issue is 500,000,000 shares of which 400,000,000 shares are Common Stock, par value $.0001 each ("Common Stock"), and 100,000,000 shares are Preferred Stock, par value $.01 each ("Preferred Stock"). The Corporation may issue the Preferred Stock from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors, after which the Corporation shall amend these Articles of Incorporation to the extent required by the NCBCA. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this ARTICLE SIXTH, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof in accordance with applicable law.

         Holders of the Common Stock are entitled to the entire voting power and all net assets of the Corporation upon dissolution, subject to the rights and preferences, if any, of the holders of Preferred Stock to such voting power and assets upon dissolution pursuant to applicable law, these Articles of Incorporation and the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.

         The following is a statement of the number, designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") of the Corporation:

         (1) Designation and Number of Shares. The shares of such series shall be designated as "Series A Junior Participating

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Preferred Stock, par value $0.01 per share", and the number of shares constituting such series shall be 4,000,000. Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

         (2) Dividends and Distributions.

                  (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on January 1, April 1, July 1 and October 1 of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends or other distributions and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Corporation shall at any time after July 30, 2004 (the "Rights Declaration Date") pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred

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                           Stock were entitled immediately prior to such event
                           under clause 2(a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph 2(a) above immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses 2(a)(ii)(A) and 2(a)(ii)(B) above); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series A Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends

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                           paid on shares of Series A Preferred Stock in an
                           amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

         (3) Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Corporation. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock (and any other class of Preferred Stock having the right to vote together as a single class with holders of shares of Common Stock) shall vote together as a single class with the holders of shares of Common Stock on all matters submitted to a vote of shareholders of the Corporation.

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                  (c)      (i)      If at any time dividends on any Series A
                                    Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series A Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

                           (ii) During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph 3(c)(iii) hereof or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right. At any meeting at which holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect

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                                    two Directors. If the number which may be so
                                    elected at any special meeting does not
                                    amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

                           (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chairman, the Chief Executive Officer, the President, any Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not fewer than 10 days nor more than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10%

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                                    of the total number of shares of Preferred
                                    Stock outstanding, irrespective of series.
                                    Notwithstanding the provisions of this
                                    paragraph 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

                           (iv) In any default period, (x) the Directors elected by the holders of Preferred Stock voting as a class shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph 3(c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph 3(c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                           (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of paragraph 3(c)(ii) hereof (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

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                  (d)      The Articles of Incorporation of the Corporation
                           shall not be amended in any manner so as to adversely affect the rights, preferences or limitations of the Series A Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

                  (e) Except as otherwise provided herein, holders of Series A Preferred Stock shall have no special voting rights, and their consent shall not be required for taking any corporate action.

         (4) Certain Restrictions.

                  (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A Preferred Stock shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                           (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
                                    up) with the Series A Preferred Stock,
                                    except dividends paid ratably on the Series
                                    A Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided that the Corporation may at any time redeem,

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                                    purchase or otherwise acquire shares of any
                                    such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                           (iv) redeem, purchase or otherwise acquire for value any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

         (5) Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Articles of Incorporation or as otherwise permitted under North Carolina law.

         (6) Liquidation, Dissolution and Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation,

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dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (7) Consolidation, Merger, Etc. If the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the

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preceding sentence with respect to the exchange or change of shares of Series A
Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (8) No Redemption. The Series A Preferred Stock shall not be redeemable.

         (9) Rank. The Series A Preferred Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Corporation's preferred stock except any series that specifically provides that such series shall rank junior to the Series A Preferred Stock.

         (10) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

         The following is a statement of the number, designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series B Preferred Stock (the "Series B Preferred Stock") of the Corporation:

         (11) Designation and Number of Shares. The shares of such series shall be designated as "Series B Preferred Stock, par value $0.01 per share", and the number of shares constituting such series shall be 1,000,000. Such number of shares of the Series B Preferred Stock may be increased or decreased by resolution of the Board of Directors.

         (12) Dividends and Distributions. The holders of shares of Series B Preferred Stock will be entitled to receive cumulative dividends on the Series B Preferred Stock at a rate equal to 11.25% per annum. Such dividends will be payable in cash or, at the option of the Corporation, in additional shares of Series B Preferred Stock valued at the Liquidation Preference Amount (as defined below) per share of Series B Preferred Stock or in other non-cash consideration. Such dividends will accumulate commencing as of the original issuance date of such Series B Preferred Stock, compounded on each Quarterly Dividend Payment Date, commencing on the first Quarterly Dividend Payment Date

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after the first issuance of any such share or fraction of a share of Series B
Preferred Stock, whether or not they have been declared and whether or not the Corporation may legally pay the dividends. Such dividends will become due and payable with respect to any shares of Series B Preferred Stock when, as and if declared by the Board of Directors and under the circumstances provided in Sections 14 and 16. Accrued but unpaid dividends shall not bear interest and shall not prevent the Corporation from paying dividends on the Common Stock, the Series A Preferred Stock or any series of capital stock of the Corporation that shall be junior to, or pari passu with, the Series B Preferred Stock.

         (13) Voting Rights. In addition to any other voting rights required by law, each share of Series B Preferred Stock shall entitle the holder thereof to one vote per share on all matters submitted to a vote of shareholders of the Corporation. Except as otherwise provided herein or by law, (i) the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock (and any other class of Preferred Stock having the right to vote together as a single class with holders of shares of Common Stock) shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation and (ii) the holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

         (14) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (in each case, a "Liquidation Event"), each holder of outstanding shares of Series B Preferred Stock will be entitled to be paid out of the assets of the Corporation legally available for distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount will be paid or distributed to the holders of Series A Preferred Stock, Common Stock or other capital stock of the Corporation ranking junior to the Series B Preferred Stock, an amount in cash, equal to (A) $378.00 per share of Series B Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series B Preferred Stock) plus (B) any accumulated but unpaid dividends (as if such dividends had been declared) to which such holder of outstanding shares of Series B Preferred Stock is then entitled (the sum of clauses (A) and (B) being referred to herein as the "Liquidation Preference Amount"). After the payment or distribution to the holders of the Series B Preferred Stock of the aggregate Liquidation Preference Amount, the

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holders of all capital stock of the Corporation ranking junior to the Series B
Preferred then outstanding will be entitled to receive all remaining assets of the Corporation as herein provided.

         (15) Non-Cash Consideration. In the event the Corporation elects to make a payment under Section 12 or 14 to the holders of Series B Preferred Stock consisting of consideration other than cash or Series B Preferred Stock, any securities or other property to be delivered to the holders of the Series B Preferred Stock will be valued as follows:

                  (a)      Securities will be valued as follows:

                           (i) if traded on a securities exchange, the value will be deemed to be the average of the closing prices of the securities on such exchange over the 20-day period ending three days prior to the date of payment;

                           (ii) if actively traded over-the-counter, the value will be deemed to be the average of the closing bid prices over the 20-day period ending three days prior to the date of payment; and

                           (iii) if there is no active public market, the value will be the fair market value thereof, as determined by the Board of Directors in good faith.

                  (b) All other property shall be valued at the fair market value thereof, as determined by the Board of Directors in good faith.

         (16) Conversion. The holders of shares of Series B Preferred Stock will not be entitled to cause any of the outstanding shares of Series B Preferred Stock held by such holder to be converted into shares of Common Stock.

         (17) Redemption.

                  (a) The Corporation, at its option, may redeem the Series B Preferred Stock, at any time or from time to time, in whole or in part, after August 1, 2024, at a redemption price of the Liquidation Preference Amount per share.

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                  (b)      If less than all of the outstanding shares of Series
                           B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable, by lot, or by such other method as the Corporation may determine to be fair and appropriate.

                  (c) Notice of any redemption shall be delivered by first class mail, postage prepaid, and mailed not less than 10 nor more than 60 days prior to the date fixed for redemption, to the holder(s) of record of the Series B Preferred Stock at their respective addresses appearing on the books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state (i) the date fixed for redemption;
                           (ii) the Liquidation Preference Amount; (iii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iv) the place where such shares are to be paid at the Liquidation Preference Amount; and (v) that after such date fixed for redemption, the shares to be redeemed shall not accrue dividends. If (A) such notice is mailed as aforesaid, and is on or before the date fixed for redemption and (B) funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the accounts of the holder(s) of the shares to be redeemed, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, distributions thereon shall cease to accrue, and all rights of the holder(s) of such shares shall cease, except the right to receive the Liquidation Preference Amount, without interest.

                  (d) At the option of the Corporation, if (A) notice of redemption is mailed as aforesaid and (B) prior to the date fixed for redemption funds sufficient to pay in full the aggregate Liquidation Preference Amount are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice on and after such date of deposit, the shares represented thereby called for redemption shall be deemed to be no longer outstanding and all rights of the holder(s) of such shares as stockholders of the Corporation shall cease, except the right of the holder(s) thereof to receive out of the funds deposited in trust the Liquidation Preference Amount, without interest. Any funds deposited with such bank or trust company that remain unclaimed by that holder of shares called for redemption at the end of two years after the redemption date shall be repaid to the Corporation, on demand, and thereafter the holder(s) of any such shares shall look only to the Corporation for payment, without interest, of the Liquidation Preference Amount.

         (18) No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise will be reissued, and all such shares will be canceled, retired and eliminated from the shares which the Corporation will be authorized to issue.

         (19) Amendment; Waiver. Except as expressly prohibited by law, the rights, qualifications, limitations and restrictions of the Series B Preferred Stock may be amended or waived with the approval of the holders of a majority of the Series B Preferred Stock and the Board of Directors. Any amendment or waiver so effected shall be binding upon each holder of Series B Preferred Stock.

         (20) Rank. The Series B Preferred Stock shall rank senior (upon liquidation, dissolution and winding up, but not with respect to the payment of dividends) to all other series of the Corporation's capital stock, except any series that by its terms ranks senior to or pari passu with the Series B Preferred Stock.

         (21) Fractional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

                                ARTICLE SEVENTH

         The Board of Directors of the Corporation, acting by the affirmative vote of a majority of the Whole Board (as defined below), may alter, adopt, amend or repeal the Bylaws of the Corporation. The shareholders may alter, adopt, amend or repeal the Bylaws of the Corporation only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class. The shareholders may alter, adopt, amend or repeal this ARTICLE SEVENTH only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of the outstanding Voting Stock, voting together as a single class. "Whole Board", at any time, means the total number of directors of the Corporation at such time then in office. "Voting Stock" means stock of the Corporation of any class or series entitled to vote generally in the election of directors.

                                 ARTICLE EIGHTH

         (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Officers of the Corporation shall be elected by, or in the manner approved by, the Board of Directors in accordance with the Bylaws.

         (2) Subject to the rights, if any, of the holders of any series of Preferred Stock, the Board of Directors shall consist of not less than nine nor more than twenty directors, with the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

         (3) The members of the Board of Directors, other than those directors elected solely by the holders of any series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of shareholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the year 2005 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the year 2006 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the year 2007 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly-created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as may reasonably be possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

         (4) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide. Directors need not be shareholders.

         (5) Except as otherwise provided by law, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly-created directorships resulting from any increase in the number of directors shall be filled only by a majority of the directors then in office (although less than a quorum) or by the sole remaining director and not by the shareholders, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected and until such director's successor has been elected and qualified.

         (6) Each member of the Board of Directors shall have one vote on all matters presented to the Board of Directors, and a majority of the total number of directors at any time shall constitute a quorum for the transaction of business at that time. The Board of Directors may act by the unanimous written consent of the directors.

         (7) Any director or directors may be removed from office only for cause.

         (8) The Board of Directors shall not adopt, enter into or maintain a plan, agreement, contract, bylaw or other instrument or arrangement limiting or purporting to limit the ability of the Board of Directors to take action only upon the approval of one or more directors on the basis that such director(s) were in office at any particular time relative to such plan, agreement, contract, bylaw or other instrument or arrangement or were recommended or approved successors of any such director, or on any similar basis, including without limitation any designation commonly referred to as "continuing directors." The shareholders may alter, adopt, amend or repeal this ARTICLE EIGHTH, SECTION (7) or SECTION (8) only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of the outstanding Voting Stock, voting together as a single class.

         (9) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE SIXTH applicable thereto, and not the provisions of this ARTICLE EIGHTH unless otherwise provided in such resolution or resolutions.

                                 ARTICLE NINTH

         (1) To the fullest extent permitted by the NCBCA as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this ARTICLE NINTH, nor the adoption of any provision to these Articles of Incorporation inconsistent with this ARTICLE NINTH, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

         (2) Each person who is or was a director or officer of the Corporation (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding (including an action, suit or proceeding by or in right of the Corporation), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation against liability in any such action, suit or proceeding to the fullest extent permitted by the NCBCA as it exists or may hereafter be amended. Expenses incurred in connection with any such action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an unsecured written promise by or on behalf of any such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation against such expenses. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

         (3) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the NCBCA.

         (4) The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person in any such capacity and whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NCBCA.

         (5) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

         (6) Without limiting the generality of the other provisions of this ARTICLE NINTH, (a) neither PLC or any of its subsidiaries or affiliates nor any director of the Corporation who is affiliated with, or employed by, PLC or any of its subsidiaries or affiliates shall have any obligation, duty or responsibility (whether arising under law or otherwise) to present any transaction, relationship, arrangement or other opportunity that is not a transaction, relationship, arrangement or other opportunity primarily relating to the United States (collectively, a "business opportunity") to the Corporation, the Board of Directors of the Corporation or any officer or employee thereof, (b) the Corporation renounces any expectancy or interest of the Corporation in, or in being offered an opportunity to participate in, any such business opportunity, and (c) PLC and its subsidiaries and affiliates shall be entitled to act upon any such business opportunity and will not be liable to the Corporation or any of its shareholders for taking any such action or not presenting such business opportunity to the Corporation. If the provisions of this

Section 6 are held invalid, illegal or incapable of being enforced under any law or public policy with respect to any particular business opportunity, then the provisions of this Section 6 shall nevertheless remain in full force and effect as to all other business opportunities, specifically including, without limitation, any business opportunity that the Corporation would be restricted from engaging in under ARTICLE FIFTH.

         (7) The rights granted herein shall not be limited by the provisions contained in Section 55-8-52 of the NCBCA or any successor statute.

         (8) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Articles of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the NCBCA, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

                                 ARTICLE TENTH

         Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of shareholders at an annual or special meeting duly noticed and called in accordance with the NCBCA and may not be taken by written consent of shareholders without a meeting. The shareholders may alter, adopt, amend or repeal this ARTICLE TENTH only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of the outstanding Voting Stock, voting together as a single class.

                                ARTICLE ELEVENTH

         Special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President or the Secretary of the Corporation upon the direction of the Board of Directors, and may not be called by any other person. At a special meeting of shareholders only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE SIXTH hereof, special meetings of holders of such Preferred Stock. The shareholders may alter, adopt, amend or repeal this ARTICLE ELEVENTH only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of the outstanding Voting Stock, voting together as a single class.

                                ARTICLE TWELFTH

         The provisions of Article 9 and Article 9A of the NCBCA entitled "The North Carolina Shareholder Protection Act" and "The North Carolina Control Share Acquisition Act," respectively, shall not be applicable to the Corporation.



















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